As Filed with the Securities and Exchange Commission on December 3, 2014

REGISTRATION NO. 333-200141

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Pre-Effective Amendment No. 1

to

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

IBERIABANK Corporation

(Exact name of registrant as specified in its charter)

Louisiana (State or other jurisdiction of incorporation or organization)	6172 (Primary Standard Industrial Classification Code Number)	72-1280718 (I.R.S. Employer Identification Number)

200 W. Congress Street

Lafayette, Louisiana 70501

(337) 521-4003

(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant‘s Principal Executive Offices)

Daryl G. Byrd

President and Chief Executive Officer

IBERIABANK Corporation

200 West Congress Street

Lafayette, Louisiana 70501

(337) 521-4003

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies To:

Edward B. Crosland, Jr., Esq. Peter J. Rivas, Esq. Jones Walker LLP 499 South Capitol Street, S.W. Washington, D.C. 20003 Telephone: (202) 203-1088 Facsimile: (202) 203-0000	John P. Greeley, Esq. Smith Mackinnon, PA 255 South Orange Avenue, Suite 1200 Orlando, Florida 32801 Telephone: (407) 843-7300 Facsimile: (407) 843-2448

Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable following the effectiveness of this Registration Statement and the effective time of the merger described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in concluding this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

Explanatory Note

The sole purpose of this Amendment No. 1 is to file Exhibit 8.1 to the Registration Statement on Form S-4 (File No. 333-200141) initially filed with the Securities and Exchange Commission on November 12, 2014 (the “Form S-4”). Accordingly, this Amendment No. 1 consists only of this explanatory note, and revised versions of the facing page and Part II, including the signatures and the exhibit index. This Amendment No. 1 does not contain a copy of the proxy statement/prospectus that was included in the Form S-4, and is not intended to amend or delete any part of the proxy statement/prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Section 83 of the Louisiana Business Corporation Law (the “LBCL”) gives Louisiana corporations broad powers to indemnify their present and former directors, officers, agents and employees and those of affiliated corporations against expenses incurred in the defense of any lawsuit to which they are, or might be, made parties by reason of being, or having been, such directors, officers, agents or employees; subject to specific conditions and exclusions, gives a director, officer, agent or employee who successfully defends an action the right to be so indemnified, and in some cases permits even those who unsuccessfully defend actions to be so indemnified; and authorizes Louisiana corporations to buy liability insurance on behalf of any current or former director, officer, agent or employee. Such indemnification is not exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, authorization of shareholders or otherwise.

In accordance with LBCL, Article 8 of the Registrant’s Articles of Incorporation provides as follows:

Article 8. Personal Liability, Indemnification, Advancement of Expenses and Other Rights of Officers, Directors, Employees and Agents.

A. Personal Liability of Directors and Officers. A director or officer of the Corporation shall not be personally liable for monetary damages for any action taken, or any failure to take any action, as a director or officer except to the extent that by law a director’s or officer’s liability for monetary damages may not be limited.

B. Indemnification. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, including actions by or in the right of the Corporation, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent permissible under Louisiana law.

C. Advancement of Expenses. Reasonable expenses incurred by an officer, director, employee or agent of the Corporation in defending an action, suit or proceeding described in Section B of this Article 8 may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding if authorized by the board of directors (without regard to whether participating members thereof are parties to such action, suit or proceeding), upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that the person is not entitled to be indemnified by the Corporation.

D. Other Rights. The indemnification and advancement of expenses provided by or pursuant to this Article 8 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, insurance or other agreement, vote of stockholders or directors (regardless of whether directors authorizing such indemnification are beneficiaries thereof) or otherwise, both as to actions in their official capacity and as to actions in another capacity while holding an office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

E. Insurance. The Corporation shall have the power to purchase and maintain insurance or other similar arrangement on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture or other enterprise, against any liability asserted against or incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article 8.

F. Security Fund; Indemnity Agreements. By action of the Board of Directors (notwithstanding their interest in the transaction), the Corporation may create and fund a trust fund or other fund or form of self-insurance arrangement of any nature, and may enter into agreements with its officers, directors, employees and agents for the purpose of securing or insuring in any manner its obligation to indemnify or advance expenses provided for in this Article 8.

G. Modification. The duties of the Corporation to indemnify and to advance expenses to any person as provided in this Article 8 shall be in the nature of a contract between the Corporation and each such person, and no amendment or repeal of any provision of this Article 8, and no amendment or termination of any trust or other fund or form of self-insurance arrangement created pursuant to Section F of this Article 8, shall alter to the detriment of such person the right of such person to the advance of expenses or indemnification related to a claim based on an act or failure to act which took place prior to such amendment, repeal or termination.

H. Proceedings Initiated by Indemnified Persons. Notwithstanding any other provision of this Article 8, the Corporation shall not indemnify a director, officer, employee or agent for any liability incurred in an action, suit or proceeding initiated (which shall not be deemed to include counter-claims or affirmative defenses) or participated in as an intervenor or amicus curiae by the person seeking indemnification unless such initiation of or participation in the action, suit or proceeding is authorized, either before or after its commencement, by the affirmative vote of a majority of the directors in office.

The foregoing discussion of our Articles of Incorporation and the LBCL is not intended to be exhaustive and is qualified in its entirety by the Registrant’s Articles of Incorporation and the LBCL, respectively.

The Registrant has entered into indemnification agreements with two of its executive officers, Daryl G. Byrd and Michael J. Brown, providing for indemnification and advancement of expenses to the fullest extent permitted by law with respect to pending or threatened claims against them in their capacities as officers. Following a change in control, as defined, all determinations regarding a right to indemnity and advancement of expenses are to be made by an independent legal counsel. In the event of a potential change in control, the Registrant must create a trust for the benefit of the indemnitees, which upon a change in control may not be revoked or the principal thereof invaded without the indemnitees’ written consent. While not requiring the maintenance of directors’ and officers’ liability insurance, the indemnification agreements require that the indemnitees be provided with maximum coverage if there is such insurance.

Item 21. Exhibits and Financial Statement Schedules.

The exhibits to this Registration Statement are listed in the exhibit index, which appears elsewhere herein and is incorporated herein by reference.

Item 22. Undertakings.

The undersigned Registrant hereby undertakes as follows:

(1) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

(2) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

(3) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the Registration Statement.

(4) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(6) That, for the purpose of determining any liability under the Securities Act of 1933 each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement related to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(8) That every prospectus (i) that is filed pursuant to paragraph (7) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(9) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

*    *    *    *    *    *     *    *    *    *

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Pre-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lafayette, State of Louisiana, on December 3, 2014.

IBERIABANK CORPORATION

By:	/s/ Daryl G. Byrd
Daryl G. Byrd
President and Chief Executive Officer
(Duly Authorized Representative)

Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Daryl G. Byrd	President, Chief Executive Officer and Director (Principal Executive Officer)	December 3, 2014
Daryl G. Byrd

/s/ Anthony J. Restel	Senior Executive Vice President and Chief Financial Officer (Principal Financial Officer)	December 3, 2014
Anthony J. Restel

*	Senior Vice President, Corporate Controller and Chief Accounting Officer (Principal Accounting Officer)	December 3, 2014
M. Scott Price

*	Director	December 3, 2014
Elaine D. Abell

*	Director	December 3, 2014
Harry V. Barton, Jr.

S-1

Signatures	Title	Date

*	Director	December 3, 2014
Ernest P. Breaux, Jr.

	Director	December 3, 2014
John N. Casbon

*	Chairman of the Board	December 3, 2014
William H. Fenstermaker

*	Director	December 3, 2014
O. Miles Pollard, Jr.

*	Director	December 3, 2014
E. Stewart Shea, III

*	Director	December 3, 2014
David H. Welch

*	Director	December 3, 2014
John E. Koerner, III

*	Director	December 3, 2014
Angus R. Cooper, II

*By:	/s/ Daryl G. Byrd
Daryl G. Byrd
As attorney-in-fact

S-2

EXHIBIT INDEX

Exhibit No.	Exhibit

2.1	Agreement and Plan of Merger, dated October 2, 2014, by and between the Registrant and Florida Bank Group, Inc. (incorporated by reference to Appendix A to the proxy statement/prospectus)

3.1	Articles of Incorporation of the Registrant, as amended (incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, filed on November 9, 2009)

3.2	Bylaws of the Registrant, as amended (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K dated March 19, 2013, filed on March 25, 2013)

5	Opinion of Jones Walker LLP*

8.1	Opinion of Jones Walker LLP on certain tax matters

23.1	Consent of Jones Walker LLP (included in Exhibit 5)*

23.2	Consent of Ernst & Young LLP*

23.3	Consent of Sandler O’Neill + Partners, L.P.*

23.4	Consent of Jones Walker LLP (included in Exhibit 8.1)

24	Powers of Attorney of directors of the Registrant (included on page S-1 of this Registration Statement)*

99.1	Form of Proxy Card for Florida Bank Group, Inc. Class A Common Stock*

99.2	Form of Proxy Card for Florida Bank Group, Inc. 8% Series D Non-Cumulative Mandatorily Convertible Non-Voting Perpetual Preferred Stock*

99.3	Form of Proxy Card for Florida Bank Group, Inc. 8% Series E Non-Cumulative Mandatorily Convertible Non-Voting Perpetual Preferred Stock*

*	Previously filed.